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CONTACT: Chris Gallagher                                   FOR IMMEDIATE RELEASE
         Odwalla, Inc.
         (415) 712-5512



 -- AGREEMENT REACHED BETWEEN ODWALLA, INC. AND U.S. ATTORNEY IN FRESNO, CA. --

                                COMPANY STATEMENT

(Half Moon Bay, Calif. -- July 23, 1998) -- New knowledge about the risks and prevention of foodborne illness has been increasing rapidly. Among other serious developments, we have recently witnessed the impact of evolving and more dangerous pathogens, such as E. coli O157:H7, in beef, fresh juice, produce and even a chlorinated swimming pool.

In October 1996, Odwalla made shipments from one batch of unpasteurized apple juice which, unknown to Odwalla, contained E. coli 0157:H7. As soon as we were informed of a potential link to our products, we acted to take full responsibility for it.

Within hours of being notified of the outbreak, we initiated a voluntary recall of all apple juice based products. We completed the recall in less than 48 hours and promptly offered to pay all related medical expenses of those who became ill. Soon thereafter, we revised our manufacturing process to pasteurize all apple juice and increased our investments in a fresh juice quality assurance program which we, and food safety experts, believe is among the most effective in the nation.

We have resolved the vast majority of the claims made as a result of the outbreak and, of the twenty-one civil lawsuits arising from the incident, all but four have been settled by the company to date.

Shortly after the outbreak the government also initiated an investigation. The introduction of shipments of an adulterated food product in interstate commerce, even when done unknowingly, is a misdemeanor crime under federal law. Therefore, the company has reached an agreement with the U.S. Attorney to plead guilty to sixteen shipments from one batch that contained adulterated, unpasteurized apple juice. Unofficial reports of this agreement were published by major news organizations more than three months ago.

This agreement marks the end to the U.S. Attorney's investigation. While it closes a very painful chapter for our customers and our company, we will never forget the lessons we have learned. Our sympathies remain forever extended to the individuals and families who were affected by this incident.

Working with the U.S. Attorney, we have agreed to pay a fine of $1.5 million. Of this amount, the U.S. Attorney has agreed to allow us to pay $250,000 to expand research and increase consumer awareness of the causes of foodborne disease. This portion of the fine will be divided among three leading organizations:
Pennsylvania State University, the University of Maryland and STOP -- Safe Tables Our Priority.



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New governmental and private initiatives to find better ways to avoid foodborne catastrophes have been launched, and we support them energetically and enthusiastically.

Pennsylvania State University is one of the nation's leading institutions conducting research into the causes of foodborne disease. The University of Maryland, in partnership with the Food and Drug Administration, is launching a broad program to extend and deepen our nation's resources for food safety knowledge. STOP is a national, non-profit organization devoted to assisting victims of foodborne illness.

It is our hope that these contributions will help prevent foodborne illness, provide additional assistance for people affected by it and allow more companies to learn from our tragedy. We look forward to continuing to work in partnership with the government, industry and consumer groups to increase understanding of this crucial issue.



                                WWW.ODWALLA.COM


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